Castle Brands Announces First Quarter Fiscal 2017 Results

Jefferson’s Bourbon named a “Hot Prospect” Brand by Impact Newsletter

NEW YORK – August 9, 2016 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the quarter ended June 30, 2016.

Operating highlights for the quarter ended June 30, 2016:

•	Net sales increased 1.4% to $16.8 million for the first quarter of fiscal 2017, as compared to $16.5 million in the comparable prior-year period.

•	Total gross profit increased 1.3% to $6.7 million for the first quarter of fiscal 2017, as compared to $6.6 million in the comparable prior-year period.

•	Jefferson’s was named a “Hot Prospect” brand by Impact, a prominent industry newsletter, based on accelerated sales growth in recent years and was ranked by IWSR as the number three selling super-premium American whiskey.

•	U.S. Goslings Rum revenues increased 7.6% from the prior-year period.

•	Goslings Stormy Ginger Beer revenues increased 27.6% from the comparable prior-year period.

“While sales for the first quarter of fiscal 2017, typically our slowest period, were impacted by the timing of introductions of various line extensions and wholesale shipments, we anticipate accelerating sales growth over the balance of fiscal 2017. We are planning several additional releases for Jefferson’s, including Ocean Cask Strength and other wine finishes, to build on the success of Jefferson’s and Jefferson’s Reserve. We expect sales of Goslings Black Seal to accelerate both in the U.S. and internationally and be augmented by the launch of Goslings Gold Seal, while we continue to see increasing sales of Goslings Stormy Ginger Beer,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“Based on the growing strength of depletions (sales from our wholesalers to retail outlets) during the quarter, we expect that accelerating sales growth will produce increased revenue, gross margin and EBITDA, as adjusted. Improved bottom line and substantial unused debt capacity position us to continue to add to our bourbon reserves to support Jefferson’s as opportunities arise,” Mr. Lampen added.

“We are very pleased that Impact, a leading industry newsletter, has named Jefferson’s a “Hot Prospect” brand based on accelerated sales growth in recent years. In addition, Goslings’ sponsorship of the 35th America’s Cup Challenge continues to expose Goslings Rum and the “Dark ‘n Stormy”® cocktail on a global scale, and should provide for continued growth in the brand’s core markets as well as the opportunity to expand to new markets. With the addition of new Goslings distributors in Canada and the Caribbean and launches in France, Sweden, Norway and Italy, we expect U.S. and international sales to increase over the balance of the year,” said John Glover, Chief Operating Officer of Castle Brands.

In the first quarter of fiscal 2017, the Company had net sales of $16.8 million, a 1.4% increase from net sales of $16.5 million in the comparable prior-year period. Net loss attributable to common shareholders was ($0.8) million, or ($0.00) per basic and diluted share, in the first quarter of fiscal 2017, as compared to a loss of ($1.1) million, or ($0.01) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the first quarter of fiscal 2017 was $0.5 million as compared to $0.6 million for the comparable prior-year period.

Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, other (income) expense, net, income from equity investment in non-consolidated affiliate, foreign exchange (gain) loss and net income attributable to noncontrolling is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium beverage alcohol brands including: Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve®, Jefferson’s Ocean Aged at Sea Bourbon, Jefferson’s Wine Finish Collection and Jefferson’s Wood Experiments, Goslings Rum®, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka and Brady’s® Irish Cream. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2016 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,
	(unaudited)
	2016	2015
Sales, net*	$16,750,925	$16,513,079
Cost of sales*	10,034,810	9,885,765

Gross profit	6,716,115	6,627,314

Selling expense	4,630,915	4,351,945
General and administrative expense	1,990,235	2,066,091
Depreciation and amortization	253,634	228,256

Loss from operations	(158,669)	(18,978)

Other expense, net	(306)	(821)
Income from equity investment in non-consolidated affiliate	4,483	—
Foreign exchange gain (loss)	79,863	(49,219)
Interest expense, net	(310,261)	(257,164)

Loss before provision for income taxes	(384,890)	(326,182)
Income tax expense, net	(210,813)	(523,962)

Net loss	(595,703)	(850,144)
Net income attributable to noncontrolling interests	(170,116)	(273,518)

Net loss attributable to common shareholders	$(765,819)	$(1,123,662)

Net loss per common share, basic and diluted, attributable to common shareholders	(0.00)	(0.01)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	160,521,947	157,535,571

*Sales, net and Cost of sales include excise taxes of $1,715,961 and $1,768,980 for the three months ended June 30, 2016 and 2015, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted
(Unaudited)

	Three months ended
	June 30,
	2016	2015
Net loss attributable to common shareholders	$(765,819)	$(1,123,662)

Adjustments:
Interest expense, net	310,261	257,164
Income tax expense, net	210,813	523,962
Depreciation and amortization	253,634	228,256

EBITDA income (loss)	8,889	(114,280)

Allowance for doubtful accounts	11,550	34,000
Allowance for obsolete inventory	50,000	100,000
Stock-based compensation expense	352,400	239,940
Other expense, net	306	821
Income from equity investment in non-consolidated affiliate	(4,483)	—
Foreign exchange (gain) loss	(79,863)	49,219
Net income attributable to noncontrolling interests	170,116	273,518

EBITDA, as adjusted	$508,915	$583,218

Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com